Exhibit 99.1

HACKENSACK, NJ,  March 10, 2015 – First Real Estate Investment Trust of New Jersey (“FREIT”) reports its operating results for the three-month periods ended January 31, 2015 and 2014. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Three Months Ended January 31,
	2015	2014
* Net Income Per Share-Basic & Diluted	$0.15	$1.39
* Dividends Per Share	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$0.40	$0.35
* AFFO Payout	75.0%	85.7%
* Average Residential Occupancy	95.2%	93.1%
* Average Commercial Occupancy (a)	83.1%	82.7%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is not fully leased.

RESULTS OF OPERATIONS

First Quarter Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 6.7% to $11,280,000, compared to $10,572,000 for the prior year period.
•	Adjusted income from operations increased 13.3% to $1,048,000, or $0.15 per share, as compared to $925,000, or $0.13 per share for the prior year period.
•	FFO was $2.7 million, or $0.40 per share, as compared to $2.5 million, or $0.35 per share for the prior year period.
•	AFFO was $2.7 million, or $0.40 per share, compared to $2.4 million, or $0.35 per share for the prior year period.

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Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the three-month periods ended January 31, 2015 and 2014:

Table of Revenue & Net Income Components

	Quarter Ended January 31,
	2015	2014	Change
	(in thousands, except per share)
Revenues:
Commercial properties	$5,668	$5,656	$12
Residential properties	5,612	4,916	696
Total real estate revenues	11,280	10,572	708

Operating Expenses:
Real estate operations	5,086	4,598	488

General and administrative	492	402	90

Depreciation	1,647	1,520	127

Investment income	(40)	(42)	2

Financing costs	2,782	2,976	(194)

Net income attributable to noncontrolling interests in subsidiaries	(265)	(193)	(72)

Adjusted income from operations	1,048	925	123

Income from discontinued operations	—	7	(7)

Gain on sale of discontinued operations	—	8,693	(8,693)

Net income attributable to common equity	$1,048	$9,625	$(8,577)

Earnings per share - basic and diluted:
Adjusted income from operations	$0.15	$0.13	$0.02
Discontinued operations	—	1.26	(1.26)
Net income attributable to common equity	$0.15	$1.39	$(1.24)

Weighted average shares outstanding - basic and diluted	6,821	6,932

ADJUSTED FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Effective with the 3rd Quarter of Fiscal 2013, FREIT revised its FFO calculation to be in conformance with the NAREIT definition. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments. The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance.

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We compute FFO and AFFO as follows:

	Three Months Ended January 31,
	2015	2014
	(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$1,313	$9,818
Depreciation of consolidated properties	1,647	1,520
Amortization of deferred leasing costs	75	62
Gain on sale of discontinued operation	—	(8,693)
Distributions to minority interests	(300)	(255)
FFO	$2,735	$2,452

Per Share - Basic and Diluted	$0.40	$0.35

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,735	$2,452
Amortization of acquired leases	1	5
Deferred rents (Straight lining)	75	46
Less: FFO from discontinued operations	—	(7)
Capital Improvements - Apartments	(86)	(104)
AFFO	$2,725	$2,392

Per Share - Basic and Diluted	$0.40	$0.35

Weighted Average Shares Outstanding:
Basic and Diluted	6,821	6,932

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

FREIT TENDER OFFER

On February 17, 2015, FREIT announced that it has commenced a tender offer to purchase up to 100,000 shares of beneficial interest in the Company at a price of $23.00 per share. The number of shares proposed to be purchased in the tender offer represents approximately 1.5% of FREIT’s currently outstanding shares.

DIVIDENDS

The 1st quarter dividend of $0.30 per share will be paid on March 16, 2015 to shareholders of record on March 2, 2015.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $329 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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